Exhibit (14)(c)

Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of Crescent Capital BDC, Inc.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated statement of assets and liabilities of Crescent Capital BDC, Inc. (the Company), including the consolidated schedules of investments, as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”), and in our report dated March 22, 2019, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the PCAOB, the consolidated statements of assets and liabilities, including the consolidated schedules of investments, as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in net assets and cash flows for the period from February 5, 2015 (inception) through December 31, 2015, and the related notes (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the senior securities table of the Company for each of the three years in the period ended December 31, 2018 and the period from February 5, 2015 (inception) through December 31, 2015, appearing on page 334 of this Form N-14, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2015.

Los Angeles, California

September 27, 2019